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                                  EXHIBIT 21.1

                         Subsidiaries of the Registrant


The following lists the subsidiaries of the registrant:



                                                State / Country
        Subsidiary / dba                        of Incorporation
--------------------------------                ----------------
Casino Excitement, Inc.                         Nevada
Games of Nevada, Inc.                           Nevada
MGC, Inc.                                       Nevada
Mikohn Europe, BV                               The Netherlands
Mikohn Foreign Sales Corporation                Barbados
Mikohn International, Inc.                      Nevada
Mikohn Nevada                                   Nevada
Mikohn South America, SA (99.7% shareholder)    Peru
Progressive Games, Inc.                         Delaware